Exhibit 10.80

NaturalNano, Inc.
15 Schoen Place
Pittsford, NY 14534

October 20, 2010

Platinum Long Term Growth IV, LLC
152 West 57th Street 54th Floor
New York,NY 10019

Ladies and Gentlemen:

This letter shall serve as the agreement and promise of NaturalNano, Inc. (the "Company") to pay to the order of Platinum Long Term Growth IV, LLC. ("Platinum"), the sum of $16,923 plus interest at 8 % per annum. The Company acknowledges that Platinum has advanced $16,923 in funds at the Company's request, and the Company's obligations hereunder shall be secured by all other collateral that secures the various senior secured promissory notes that the Company has previously issued to Platinum. In the event the Company fails to repay Platinum in accordance with the terms of this letter, Platinum should be entitled to exercise all rights granted to it as a secured creditor pursuant to the Security Agreements (as defined in the Senior Secured Promissory Existing Notes issued to Platinum by the Company on or about March 7, 2007,August 4,2008, September 29,2008, and October 31, 2008).

All payments under or pursuant to this Note shall be made in United States Dollars, in immediately available funds, to Platinum at the address set forth above or at such other place as Platinum may designate from time to time in writing to the Company or by wire transfer of funds to Platinum's account, as requested by Platinum. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on January 15, 2011.

Very truly yours,

Natural Nano, Inc.

By:  /s/ James Wemett
Name: James Wemett
Title: CEO